Exhibit 99.2

December 6, 2024

Special Committee of the Board of Directors

Marblegate Acquisition Corp.

411 Theodore Fremd Avenue

Suite 206S

Rye, New York 10580

Re:	Registration Statement on Form S-4 (the “Registration Statement”) of Marblegate Capital Corporation to be filed with the Securities and Exchange Commission on the date hereof

Dear Special Committee:

Reference is made to our opinion letter (“opinion”), dated February 5, 2023.

Our opinion was provided for the information and assistance of the Special Committee of the Board of Directors of Marblegate Acquisition Corp. (the “Company”) in connection with and for purposes of its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion in the above-referenced Registration Statement on Form S-4 under the caption “PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL – Opinion of Huron Transaction Advisory LLC to the Special Committee” and to the inclusion of our opinion in the Proxy Statement/Prospectus included in the Registration Statement, appearing as Annex G to such Proxy Statement/Prospectus.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Huron Transaction Advisory LLC

HURON TRANSACTION ADVISORY LLC